Exhibit 10.5

INDEPENDENT DIRECTOR OFFER LETTER

July 7, 2026

Seokho Lee

Dear Seokho Lee:

Simwon America Corp. (the “Company”) is pleased to offer you the opportunity to serve as an independent director of the Company. Your appointment will become effective upon the effectiveness of the Company’s registration statement on Form S-1 in connection with its initial public offering (“IPO”) and listing on the Nasdaq Stock Market LLC (“Nasdaq”).

As an independent director, you will serve as a member of the Company’s Board of Directors and may serve on one or more committees of the Board, as determined by the Board from time to time. Your service will be subject to the Company’s governing documents, applicable laws, SEC rules, Nasdaq rules, and the Company’s policies applicable to directors.

The Company will pay you a director fee of USD $2,500 per month for your service, to be effective upon the IPO. You will not be entitled to employee benefits by reason of your service as an independent director.

You will serve as an independent contractor and not as an employee, officer, or agent of the Company. Your service may be terminated in accordance with applicable law and the Company’s governing documents.

Please indicate your acceptance by signing below.

Sincerely,

Simwon America Corp.

By:	/S/ Youngseok Park
Name:	Youngseok Park
Title:	Chief Executive Officer and Executive Director

AGREED AND ACCEPTED

By:	/s/ Seokho Lee
Name:	Seokho Lee